Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-203176, 333-184344, 333-160512, 333-203175, 333-123540, and 333-256179) on Form S-8 of our report dated March 31, 2023, relating to the financial statements of Overstock.com, Inc. 2021 Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ KBF CPAs LLP

Lake Oswego, Oregon
March 31, 2023